NEWS RELEASE

BIOFUEL ENERGY REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS

IMPROVED PROFITABILITY OVER THE THIRD QUARTER WITH

$4.5 MILLION OF NET INCOME IN THE FOURTH QUARTER

DENVER, COLORADO – MARCH 1, 2012 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF), an ethanol production company, today announced that, for the quarter ended December 31, 2011, it generated $4.5 million of net income on revenues of $164.0 million, compared with a net loss of $1.1 million on revenues of $141.4 million in the year-ago quarter. For the year ended December 31, 2011, the net loss was $10.4 million on revenues of $653.1 million, compared with a net loss of $25.2 million on revenues of $453.4 million for the year ended December 31, 2010. For the quarter ended December 31, 2011, the net income attributable to common stockholders was $3.8 million, or $.03 per diluted share, while for the year ended December 31, 2011 the net loss attributable to common stockholders was $8.7 million, or $.09 per share.

“We were very pleased with our results for the fourth quarter and appreciate the efforts of our entire team in achieving them,” said Scott H. Pearce, the Company’s President and Chief Executive Officer. “Of particular note, we have successfully installed corn oil extraction systems at both plants and are excited about the prospects for this new co-product revenue stream. As everyone knows, commodity margins contracted severely towards the end of the year and have remained at challenging levels during the first quarter. We expect, however, that seasonal factors will bring more favorable margins as the year goes on, as they have in the past.”

For the quarter ended December 31, 2011, the Company’s operating income was $6.4 million, which resulted from $154.6 million in cost of goods sold and $3.0 million in general and administrative expenses. During the fourth quarter of 2011 the Company also incurred $1.9 million in interest expense, which resulted in net income of $4.5 million. For the full year 2011, the Company’s operating loss was $0.2 million, which resulted from $642.5 million in cost of goods sold and $10.8 million in general and administrative expenses. The Company also incurred $10.2 million of interest expense during the year, which resulted in a net loss of $10.4 million.

At December 31, 2011, the Company had $176.8 million in term loans outstanding under its senior debt facility. At December 31, 2011, the Company held $15.1 million of cash and cash equivalents and equity totaled $99.9 million, including $5.5 million of noncontrolling interest.

The Company plans to host a conference call on Friday, March 2, 2012 beginning at 11:00 a.m. (EST) to discuss the results. To participate, please dial (800) 944-8766. The participant code for the call is 84358. Approximately 90 minutes following the call, a phone playback will be available for 30 days by dialing (866) 281-6782. The access code for the replay is 167702.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

1600 Broadway, Suite 2200• Denver, CO • 303.640-6500 • www.bfenergy.com

BioFuel Energy currently has two 110 million gallons per year ethanol plants in the Midwestern corn belt. The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

###

Contact:	Kelly G. Maguire	For more information:
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 640-6500
kmaguire@bfenergy.com

1600 Broadway, Suite 2200• Denver, CO • 303.640-6500 • www.bfenergy.com

BioFuel Energy Corp.

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Summary Income Statement
Net sales	$163,990	$141,383	$653,073	$453,415
Cost of goods sold	154,553	136,301	642,504	454,638
Gross profit (loss)	9,437	5,082	10,569	(1,223)
General and administrative expenses:
Compensation expense	2,175	1,678	7,237	6,830
Other	874	923	3,567	5,565
Operating income (loss)	6,388	2,481	(235)	(13,618)
Interest expense	(1,932)	(3,544)	(10,126)	(11,605)
Net income (loss)	4,456	(1,063)	(10,361)	(25,223)
Less: Net (income) loss attributable to the noncontrolling interest	(663)	16	1,644	5,240
Net income (loss) attributable to BioFuel Energy Corp. common stockholders	$3,793	$(1,047)	$(8,717)	$(19,983)

Income (loss) per share attributable to BioFuel Energy Corp. common stockholders:
Basic	$0.04	$(0.04)	$(0.09)	$(0.79)
Diluted	$0.03	$(0.04)	$(0.09)	$(0.79)

Weighted average shares outstanding:
Basic	102,545	25,449	94,687	25,421
Diluted	123,184	25,449	94,687	25,421

Depreciation Expense	$6,763	$6,755	$26,995	$26,894

Additional operational data
Ethanol sold (gallons, in thousands)	54,314	56,511	216,694	224,187
Dry distillers grain sold (tons, in thousands)	75.3	120.7	335.6	498.1
Wet distillers grain sold (tons, in thousands)	216.5	95.8	715.6	362.1
Corn ground (bushels, in thousands)	19,710	20,718	78,286	80,568

	December 31,	December 31,
	2011	2010
Summary Balance Sheet

Cash and cash equivalents	$15,139	$7,428
Accounts receivable	13,591	27,802
Inventories	26,188	23,689
Prepaid expenses	2,148	1,561
Other current assets	421	3,330
Property, plant and equipment, net	235,888	260,078
Debt issuance costs, net	2,763	4,979
Other non-current assets	3,448	2,844
Total assets	$299,586	$331,711

Total current liabilities	$24,452	$52,238
Long-term debt, net of current portion	166,937	215,479
Tax increment financing, net of current portion	4,867	5,245
Other non-current liabilities	3,388	4,327
Total liabilities	199,644	277,289

BioFuel Energy Corp. stockholders' equity	94,485	54,170
Noncontrolling interest	5,457	252
Total equity	99,942	54,422
Total liabilities and equity	$299,586	$331,711

Total Common Stock shares outstanding at February 28, 2012, net of 809,606 shares held in treasury	104,573,689

1600 Broadway, Suite 2200• Denver, CO • 303.640-6500 • www.bfenergy.com